Exhibit 3.1
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIGURE TECHNOLOGY SOLUTIONS, INC.
ARTICLE I
NAME
The name of the Corporation is Figure Technology Solutions, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT AND REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
The Corporation may engage in any lawful act, activity or business for which corporations may be organized under the laws of the State of Nevada, including, without limitation, the Nevada Revised Statutes (as amended from time to time, the “NRS”).
ARTICLE IV
BOARD OF DIRECTORS
A.Number and Election of Directors.
1.The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board of Directors”). Except as otherwise provided for in these articles of incorporation (as amended and/or restated from time to time, the “Articles”), including any certificate of designation relating to any then-outstanding series of Blockchain Common Stock (as defined below) or Preferred Stock (as defined below), the total number of directors shall be determined from time to time as established in the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and the Board of Directors shall be elected in such manner as provided in the Bylaws. Each director shall hold office until the annual meeting of stockholders at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.
2.So long as the holders of Class B Common Stock collectively own at least ten percent (10%) of the issued and outstanding shares of Common Stock, the holders of Class B Common Stock shall have the right, but not the obligation, to nominate the majority of directors for election to the Board of Directors, and the Corporation shall include such nominees for election to the Board of Directors at all of the Corporation’s applicable annual or special meetings of stockholders (or consents in lieu of a meeting) at which directors are to be elected (adjusted as appropriate to take into account the Corporation’s classified Board of Directors structure, if applicable), subject to satisfaction of all qualification and legal requirements regarding service as a director in accordance with Section (A)(3) of this Article IV.
3.If the Corporation’s Nominating and Corporate Governance Committee determines in good faith that a director nominee (i) is not qualified to serve on the Board of Directors consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy applicable legal requirements regarding service as a director, the holders of Class B Common Stock, voting as a separate class, shall have the right to nominate a different director nominee.
4.In the event that the holders of Class B Common Stock have nominated less than the total number of nominees that they shall be entitled to nominate pursuant to Section (A)(2) of this Article IV, then the holders of Class B Common Stock shall have the right, at any time, to nominate such additional nominee(s) to which they are entitled, in which case, the Corporation and the Board of Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law (including with respect to fiduciary duties under Nevada law), to (x) facilitate the election or appointment of such additional nominee(s) to the Board of Directors, including by increasing the size of the Board of Directors or otherwise, and (y) appoint such additional nominees to fill such newly created directorships or to fill any other existing vacancies.
5.The Corporation shall take all actions necessary and within its control to give effect to the provisions contained in this Section (A) of this Article IV, including soliciting proxies to vote for each director nominee designated by the holders of Class B Common Stock and otherwise using its best efforts to cause each director nominee designated by the holders of Class B Common Stock to be included in the slate of nominees recommended by the Corporation and elected as a director of the Corporation.
B.Classification. Effective on and after the date on which Michael S. Cagney and his Affiliates (as defined herein) collectively cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act (as defined herein)) more than 50% of the outstanding voting power of the Corporation’s capital stock (such date, the “Trigger Date”):
1.The directors of the Corporation, other than those who may be elected solely by the holders of any series of Blockchain Common Stock or Preferred Stock (in each case, as specified in the certificate of designation relating to such series of Blockchain Common Stock or Preferred Stock), shall be divided into three classes respectively designated as Class I, Class II and Class III. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.
2.At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.
3.Any director of any class elected or appointed to fill a newly created directorship resulting from an increase in the size of a class of directors shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors cause the removal, or shorten the term, of any incumbent director. If any change in the classification of the directors would otherwise increase the term of a director, and unless such change is effected by way of a duly adopted amendment to the Articles that otherwise provides, the term of each incumbent director on the effective date of such change terminates on the date that such term would have terminated had there been no such change in the classification of directors.
4.Notwithstanding any of the foregoing provisions, whenever the holders of any one or more series of Blockchain Common Stock or Preferred Stock shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Articles, including the certificate(s) of designation relating to such series of Blockchain Common Stock and/or Preferred Stock, and such directors so elected shall not be divided into classes pursuant to Section (B) of this Article IV unless expressly provided by such terms.
C.Certain Definitions. As used in the Articles:
1.“Affiliate” means, with respect to any specified Person (as defined below), any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with the specified Person or any of such Person’s Affiliates, including any stockholder, partner, officer, director, manager or member of the specified Person and any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person.  In the case of a natural Person, his or her Affiliates include members of such Person’s immediate family, natural lineal descendants of such Person or a trust or other similar entity established for the exclusive benefit of such Person and his or her immediate family and natural lineal descendants.  For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise. For purposes hereof, the Company and its subsidiaries will not be deemed to be an Affiliate of any specified Person.
2.“Exchange Act” means the Securities Exchange Act of 1934, as amended and inclusive of rules and regulations thereunder.
3.“Person” means a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).
ARTICLE V
CAPITAL STOCK
A.Capital Stock. The Corporation is authorized to issue an aggregate of 1,800,000,000 shares of capital stock of the Corporation, consisting of (a) 1,200,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which (i) 1,000,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”) and (ii) 200,000,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), (b) 500,000,000 shares of Blockchain Common Stock (the “Blockchain Common Stock”) and (c) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The capital stock of the Corporation may be issued from time to time for such consideration as shall be determined by the Board of Directors. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be fully paid and non-assessable.
B.Common Stock.
1.Equal Status. Except as otherwise provided by the Nevada Revised Statutes (the “NRS”), the holders of each series of Common Stock shall have the same rights and powers, rank equally (including as to dividends and other distributions, and upon any liquidation, bankruptcy, dissolution or winding up of the Corporation, but excluding voting and other matters as described in Section (B)(2) of this Article V), share ratably and be identical in all respects and as to all matters.
2.Voting Rights. Except as otherwise provided by the NRS, the holders of shares of Common Stock shall (a) at all times vote together as a single class and not as separate series or classes on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law or the Articles, holders of shares of Common Stock shall not be entitled to vote on any amendment to the Articles (including any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock) that relates solely to the terms of one (1) or more outstanding class or series of Blockchain Common Stock or Preferred Stock if the holders of such affected class or series are entitled, either separately or together as a class with the holders of one (1) or more other such class or series, to vote thereon pursuant to the Articles (including any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, (x) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, and (y) each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder.
3.Dividends and Other Distributions. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, the holders of all series of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or other distributions (other than authorized repurchases of outstanding Common Stock) as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor, unless a disparate dividend or other distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series; provided, however, that, notwithstanding the foregoing, in the event a dividend or other distribution (other than authorized repurchases of outstanding Common Stock) is paid in the form of shares of a series of Common Stock (or securities convertible into or exchangeable or exercisable for (“rights to acquire”) such shares), the holders of a series of Common Stock, as such, shall receive shares of such series of Common Stock (or rights to acquire such shares, as the case may be). Notwithstanding the foregoing, the Board of Directors may pay or make a dividend or other distribution of shares of Class A Common Stock (or rights to acquire such shares) to the holders of Class A Common Stock and Class B Common Stock otherwise meeting the criteria of this Section (B)(3) of this Article V if such dividend or other distribution is approved by the affirmative vote of the holders of the majority of the then-outstanding shares of Class B Common Stock.
4.Subdivisions or Combinations. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not subdivide or combine the issued shares of any series of Common Stock unless the issued shares of each other such series shall, concurrently therewith, be subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such subdivision or combination.
5.Reclassifications. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not reclassify or otherwise change (other than a subdivision or combination pursuant to which this Section (B)(5) of this Article V shall be applicable) (such reclassification or other change, “Reclassify”) the shares of any series of Common Stock unless the shares of each other series of Common Stock are concurrently Reclassified (i) in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such Reclassification and (ii) into the same kind and amount of stock or securities; provided, that, the stock or securities into which each share of Class B Common Stock is Reclassified shall be deemed the same kind and amount into which each share of Class A Common Stock is Reclassified so long as any differences in the kind and amount of stock or securities are intended solely (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of any other series of Common Stock outstanding prior to the Reclassification.
6.Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series. Notwithstanding the foregoing, and for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be assets of the Corporation available for distribution to its stockholders for the purpose of this Section (B)(6) of this Article V.
C.Conversion of the Class B Common Stock.
1.General. The Class B Common Stock shall be convertible into Class A Common Stock as follows:
i.Each share of Class B Common Stock will automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date (as defined below) (the “Class B Automatic Conversion”).
ii.With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, as follows:

1.on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or
2.on the occurrence of a Transfer (as defined below) of such share of Class B Common Stock, other than to a Permitted Transferee (as defined below).
2.Certain Procedures.
i.The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of the division of the Common Stock into multiple series, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The Board of Directors is authorized to determine whether or not a Transfer has occurred that results in a conversion to Class A Common Stock.
ii.On the occurrence of the conversion events specified in Section (C)(1) of this Article V, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates or the issuance of such shares of Class A Common Stock. On the occurrence of such Class B Automatic Conversion, the holders of Class B Common Stock so converted will surrender the certificates, if any, representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate(s), certificate(s) for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
3.Reservation. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, to such number of shares as shall be sufficient for such purpose.
4.Definitions. As used in the Articles, the following terms shall have the meanings set forth below:
i.“Disability” means, the Founder’s mental impairment that can be expected to result in death within twelve (12) months or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a licensed physician jointly selected by a majority of the Independent Directors (as defined below) and the Founder. If the Founder is incapable of selecting a licensed physician, then (A) the Founder’s spouse shall make the selection on behalf of the Founder, or (B) in the absence or incapacity of the Founder’s spouse, the Founder’s parents (or sole living parent) shall make the selection on behalf of the Founder, or (C) in the absence of parents of the Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by the Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Founder shall make the selection on behalf of the Founder, or (D) in absence of any such successor trustee, the legal guardian or conservator of the estate of the Founder shall make the selection on behalf of the Founder. The term “Disabled” shall have a correlative meaning.
ii.“Final Conversion Date” means the first to occur of:
1.the date fixed by the Board of Directors that is no less than sixty-one (61) days and no more than one-hundred-eighty (180) days following the date on which the Founder fails to satisfy the Minimum Class B Share Ownership Condition (as defined below); and

2.the date that is twenty-four (24) months after the death or Disability of the Founder, provided, that such date may be extended but not for a total period of longer than twelve (12) months, to a date approved by a majority of the Independent Directors then in office.
iii.“Founder” means Michael S. Cagney.
iv.“Independent Directors” mean the members of the Board of Directors designated as independent directors in accordance with the Listing Standards (as defined below).
v.“Listing Standards” means the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.
vi.“Minimum Class B Share Ownership Condition” means that the Founder and the Founder’s Permitted Transferees (as defined below) collectively own, of record, at least five (5%) of the issued and outstanding shares of Common Stock (excluding, for the avoidance of doubt, any shares of Common Stock that remain subject to vesting requirements at such time) as of the time these Second Amended and Restated Articles of Incorporation become effective.
vii.“Permitted Transferee” means:
1.the Founder;
2.an Individual Retirement Account, as defined in Section 408(a) of the United States Internal Revenue Code of 1986, as amended, or a pension, profit sharing, stock bonus or other type of plan or trust of which one or more such Permitted Transferees is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the United States Internal Revenue Code of 1986, as amended; or any comparable structure established under the laws of any relevant jurisdiction; provided that in each case one or more Permitted Transferees have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
3.a corporation, partnership, limited partnership, limited liability company or other entity in which one or more such Permitted Transferees directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests, limited partnership interests, limited liability company interests or other interests, respectively, with sufficient Voting Control in such entity, or otherwise have legally enforceable rights, such that one or more Permitted Transferees retain dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such entity; or
4.trust, estate planning vehicle or similar entity (including but not limited to legacy trusts, remainder trusts, freeze partnerships or limited liability companies, grantor retained annuity trusts, and charitable split interest trusts) for the benefit of a Permitted Transferee or otherwise for estate planning purposes so long as one or more of (1) the Founder, (2) a Permitted Transferee, (3) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), and/or (4) an individual who may be removed and replaced at the discretion of the Founder or a Permitted Transferee (any of the foregoing persons identified in clauses (1) through (4), a “Permitted Trustee”) collectively have dispositive power and Voting Control (as defined below) with respect to the shares of Class B Common Stock held by such trust, estate planning vehicle or similar entity; provided that in the event one or more Permitted Trustees collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, then a Transfer of each such share of Class B Common Stock then held by such trust shall be deemed to have occurred and such shares shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
viii.“Transfer” with respect to a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share of Class B Common Stock, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation:
1.a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership); or
2.the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise, other than with respect to a Permitted Transferee.

Notwithstanding the forgoing, a “Transfer” shall not include:
a.the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at a general or special meeting;
b.the grant of a pledge or other security interest in respect of shares of Class B Common Stock by a holder of Class B Common Stock that creates a mere security interest or equitable mortgage in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of such shares of Class B Common Stock continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a Transfer unless such foreclosure or similar action results in a transfer of such shares to a Permitted Transferee;
c.any grant of a proxy to, or entry into a voting trust or agreement or arrangement with the Founder or the Permitted Transferees for the Founder or the Permitted Transferees to exercise Voting Control of shares of Class B Common Stock; or
d.granting of a proxy by the Founder to (A) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), or (B) a person disclosed to the Board of Directors, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by the Founder effective, in the case of (B), either (x) on the death of the Founder or (y) during any Disability of the Founder, including the exercise of such proxy by such person.
ix.“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
5.No Reissuance of Converted Stock. No share(s) of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

6.Effect of Conversion on Payment of Dividends or Other Distributions. Notwithstanding anything to the contrary in Sections (C)(1) and (C)(2) of this Article V, if the date on which any share of Class B Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections (C)(1) and (C)(2) of this Article V occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any dividend or other distribution to be paid on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such dividend or other distribution on such payment date; provided, that, notwithstanding any other provision of the Articles, to the extent that any such dividend or other distribution is payable in shares of Class B Common Stock, such shares of Class B Common Stock shall automatically be converted to Class A Common Stock, on a one-to-one basis, immediately upon payment of such dividend or other distribution.
D.Blockchain Common Stock and Preferred Stock. The Board of Directors is hereby vested, to the fullest extent permitted under the NRS, with the authority to designate from time to time, by duly adopted resolution(s), one or more series of the Blockchain Common Stock or the Preferred Stock, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. Any such resolution(s) prescribing a series of Blockchain Common Stock or Preferred Stock must include a distinguishing designation for such series. If any series of Blockchain Common Stock or Preferred Stock is established by resolution(s) of the Board of Directors pursuant to this provision, a certificate of designation relating to such series and complying with the applicable provisions of the NRS must be filed with the Nevada Secretary of State and become effective before the issuance of any shares of such series. Except as otherwise required by law, the holders of any series of Blockchain Common Stock or Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Articles, including the certificate of designation relating to such series of Blockchain Common Stock or Preferred Stock. To the extent provided in the Articles, including any certificate of designation relating to a series of Blockchain Common Stock or Preferred Stock, the Board of Directors may increase (but not above the total number of then authorized and undesignated shares of Blockchain Common Stock or Preferred Stock) or decrease (but not below the number of shares of that series then outstanding) the number of shares of such series.
E.No Assessment of Capital Stock. The capital stock of the Corporation, after consideration for the issuance thereof has been paid in money, property, or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this respect.

ARTICLE VI
EXCULPATION AND INDEMNIFICATION
A.Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
B.Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.
C.Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
D.Repeal or Conflict. Any repeal or modification of this Article VI approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article VI and any other article of the Articles, the terms and provisions of this Article VI shall control.
ARTICLE VII
MANDATORY FORUM FOR THE ADJUDICATION OF DISPUTES
To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, agent or fiduciary of the Corporation to the Corporation or the Corporation’s stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the Corporation arising pursuant to any provision of NRS Chapters 78 or 92A, the Articles or the Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of

Nevada, (d) to interpret, apply, enforce or determine the validity of the Articles or the Bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act of 1933, as amended, against any Person in connection with any offering of the Company’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which Person shall have the right to enforce this clause.
ARTICLE VIII
CORPORATE OPPORTUNITIES
A.    In recognition and anticipation that Michael S. Cagney and his Affiliates (collectively, the “Applicable Parties”) may serve as directors, officers, representatives or agents of the Corporation, and that, directly or indirectly, the Applicable Parties, and/or any members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”), may now engage, may continue to engage or may in the future engage in (i) the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (ii) transactions, dealings or other matters that may be an investment, corporate, business, strategic or other opportunity or offer a prospective economic or competitive interest, advantage or gain in which the Corporation or any of its Affiliates, directly or indirectly, could have or be deemed to have an interest or expectancy, (iii) business, investments or transactions with any potential or actual customer, partner, supplier or other business relation of the Corporation or any of its Affiliates, (iv) the employment of, or any other affiliation, relationship or engagement with, any officer, employee or other service provider of the Corporation or any of its Affiliates, or  (v) business or other transactions or dealings with the Corporation and its Affiliates (each of (i)-(v) above, a “Competitive Opportunity”), the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to such Competitive Opportunities that may involve any Applicable Parties, Non-Employee Directors or their respective Affiliates or their and their Affiliates respective directors, principals, members, managers, officers, associated funds, employees and/or other representatives, including any of the foregoing who serve as directors, officers, representatives or agents of the Corporation (each of the foregoing, an “Identified Person”), and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.    To the fullest extent permitted by law, no Identified Person shall have any duty whatsoever to refrain from directly or indirectly (1) participating or otherwise engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage, (2) considering, pursuing or entering into any Competitive Opportunity in which the Corporation or any of its Affiliates, directly or indirectly, could have an interest or expectancy or (3) otherwise competing, directly or indirectly, with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty, or otherwise, solely by reason of the fact that such Identified Person engages in any of the foregoing. To the fullest extent permitted by law, and except as provided in Section (D) of this Article VIII, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a Competitive Opportunity for an Identified Person and the Corporation or any of its Affiliates. Subject to Section (D) of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a Competitive Opportunity for such Identified Person and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and such Identified Person or any of its respective Affiliates may pursue, take or acquire any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity (each, a “Person”). To the fullest extent permitted by law, no such Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues, takes or acquires such corporate opportunity for such Identified Person or any of its Affiliates, or offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.
C.    The Corporation and its Affiliates do not have any rights in and to the business ventures of any Identified Person, or the income or profits derived therefrom, and the Corporation agrees that each of the Identified Persons may do business with any potential or actual customer or supplier of the Corporation or may employ or otherwise engage any officer or employee of the Corporation.
D.    Notwithstanding the foregoing, the Corporation does not renounce its interest in any Competitive Opportunity offered to any Identified Person if such Competitive Opportunity is expressly offered to such person solely in such Identified Person’s capacity as a director or officer of the Corporation and not in any other capacity, and the provisions of Section (B) or (C) of this Article VIII shall not apply to any such Competitive Opportunity.
E.    In addition to and notwithstanding the foregoing provisions of this Article VIII, a corporate, business or other opportunity shall not be deemed to be a potential Competitive Opportunity for the Corporation if it is an opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
F.    Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of the Articles (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any Competitive Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.
ARTICLE IX
STOCKHOLDER RIGHT TO CALL A SPECIAL MEETING
Subject to the terms of any series of Blockchain Common Stock or Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the chair of the Board of Directors, and shall be called by the secretary of the Corporation upon the written request (which request shall state the purpose or purposes of the meeting) of (i) the chair of the Board of Directors or at least a majority of the Board of Directors, and (ii) prior to the Trigger Date, stockholders holding at least a majority of the voting power of the outstanding shares of capital stock of the Corporation; provided that a special meeting may not be called by any other person or persons and, on and after the Trigger Date, the stockholders of the Corporation shall have no right to request or call a special meeting of stockholders.
ARTICLE X
STOCKHOLDER ACTION BY WRITTEN CONSENT
A.Prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting if, before or after the action, a written consent thereto is (a) signed by stockholders holding at least a majority of the voting power of the outstanding capital stock of the Corporation entitled to vote on such action (except that if a greater proportion of the voting power would be required for such an action at a meeting, then that proportion of written consents is required), and (b) delivered to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. In no instance where action is duly and properly authorized by written consent need a meeting of stockholders be called or, unless otherwise required by applicable law or any certificate of designation relating to any series of Blockchain Common Stock or Preferred Stock, notice given.
B.On and after the Trigger Date, no action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by the Bylaws, and the stockholders of the Corporation may not in any circumstance take action by written consent.

ARTICLE XI
SPECIAL PROVISIONS REGARDING DISTRIBUTIONS
Notwithstanding anything to the contrary in the Articles or Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).
ARTICLE XII
AMENDMENT TO ARTICLES
The Company reserves the right to amend or repeal any provision contained in the Articles of Incorporation in the manner prescribed by the laws of the State of Nevada and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of the Articles of Incorporation or any provision of law that might otherwise permit a lesser vote, from and after the Trigger Date, in addition to the approval of the Board of Directors, the affirmative vote of 66 2/3% of the voting power of the then outstanding voting securities of the Company, voting together as a single class, shall be required for the amendment, repeal or modification of Section (D) of Article IV, Section (C) of Article V, Article VIII, Article X and this Article XII of the Articles of Incorporation.
ARTICLE XIII
REGULATED HOLDERS
A.Restriction on Transfer. If any bank holding company subject to the provisions of the Bank Holding Company Act of 1956, as amended (the “BHCA”), or any of its “Affiliates” (as defined in § 225.2(a) of Federal Reserve Board’s implementing Regulation Y thereunder (“Regulation Y”)) (each, a “Regulated Holder”) owns, controls or has power to vote “Voting Securities” (as defined in§ 225.2(q)(1) of Regulation Y) of the Corporation that, but for the limitations on the voting rights of Regulated Holders provided herein, would constitute more than 4.99% of the voting rights of a “Class of Voting Shares” (as defined in§ 225.2(q)(3) of Regulation Y), then a Regulated Holder may only transfer such securities held by it (a) to the Corporation or an Affiliate of the Corporation, (b) as part of a widespread public distribution, including to an underwriter who is conducting a widespread public distribution, (c) as part of a bona fide transfer in which no single person acquires the right to purchase in excess of 2% of any Voting Securities of the Corporation that constitute a Class of Voting Shares or (d) to a party who would control more than 50% of the Voting Securities of the Corporation without giving effect to the shares of the capital stock of the Corporation transferred by such Regulated Holder (each, a “Widely Dispersed Offering”); provided, however, the foregoing shall not restrict a Regulated Holder from otherwise transferring any Common Stock, Blockchain Common Stock or Preferred Stock held by such Regulated Holder that, in connection with such transfer, remains subject to the restrictions applicable to such Regulated Holder (notwithstanding whether the recipient of any Common Stock, Blockchain Common Stock or Preferred Stock so transferred is also a Regulated Holder) following such transfer.
B.Total Equity Limitation. To the extent that a Regulated Holder would be entitled to greater than 33.33% of the Corporation’s “Total Equity” (as defined in, and calculated pursuant to, § 225.34 of Regulation Y) upon the acquisition of control over equity instruments of the Corporation (including, but not limited to, Common Stock, Blockchain Common Stock and Preferred Stock) by such Regulated Holder, notwithstanding anything to the contrary, in lieu of such amount of the Corporation’s Total Equity in excess of 33.33%, the Regulated Holder shall receive from the Corporation a cash payment equal to the equivalent to the then current fair market value of such amount in excess of 33.33% of the Corporation’s Total Equity. As used in this Section B of Article XII, an “acquisition of control over equity instruments” means any transaction, conversion or other acquisition event that would fall within the scope of§ 225.34(e) of Regulation Y.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
A.    Deemed Notice and Consent. To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) the Articles, (ii) the Bylaws and (iii) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.
B.    Severability. If any provision or provisions of the Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of the Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed (a) so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or (b) for the benefit of the Corporation to the fullest extent permitted by law.
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